CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered:  Debt Securities
Proposed Maximum Aggregate Offering Price:  $52,998,000
Amount of Registration Fee (1)(2):  $3,778.76
______________

(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.

Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 244 - dated Tuesday, February 16, 2010 (To:  Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WCG8	$39,338,000.00	100.000%	1.250%	$38,846,275.00	FIXED	4.050%
SEMI-ANNUAL
								02/15/2015	08/15/2010	$19.80	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents:  Charles Schwab & Co.,  Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WCH6	$13,660,000.00	100.000%	1.450%	$13,461,930.00	FIXED	4.900%
SEMI-ANNUAL
								02/15/2017	08/15/2010	$23.96	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents:  Charles Schwab & Co.,  Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

Bank of America

Offering Dates:  Monday, February 08, 2010 through Tuesday, February 16, 2010
Trade Date: Tuesday, February 16, 2010 @ 12:00 PM ET
Settlement Date: Friday, February 19, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: A2
S & P Ratings Services Rating: Senior: A
Fitch Inc. Rating: Senior: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08